                               EXCHANGE AGREEMENT

     This EXCHANGE AGREEMENT (this "Agreement") is entered into as of June 7, 1999 by and among American Mobile Satellite Corporation, a corporation duly organized under the laws of the State of Delaware ("AMSC"), WorldSpace, Inc., a corporation duly organized under the laws of the State of Maryland ("WorldSpace"), and XM Satellite Radio Holdings Inc., a corporation duly organized under the laws of the State of Delaware ("XM Holdings").


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, AMSC currently holds 100 shares of XM Holdings Common Stock, which constitutes 80% of the issued and outstanding shares of XM Holdings Common Stock;

     WHEREAS, WorldSpace currently holds 25 shares of XM Holdings Common Stock, which constitutes 20% of the issued and outstanding shares of XM Holdings Common Stock;

     WHEREAS, WorldSpace holds other assets relating to XM Holdings as set forth below;

     WHEREAS, WorldSpace desires to transfer to a trust ("XM Ventures") all of WorldSpace's right, title and interests in and to all assets held by WorldSpace relating to XM Holdings, other than certain debt of XM Holdings with a value equal to $75 million;

     WHEREAS, AMSC desires to acquire from XM Ventures the assets to be transferred by WorldSpace to XM Ventures solely in exchange for the issuance by AMSC to XM Ventures of shares of AMSC Common Stock; and

     WHEREAS, XM Holdings desires to retire the debt of XM Holdings retained by WorldSpace through the payment by XM Holdings to WorldSpace of cash in the amount of $75 million.

     NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     Unless otherwise defined herein, the following terms shall have the meanings specified below:

     "AMRC" means American Mobile Radio Corporation, a Delaware corporation
      ----
whose name was changed to XM Satellite Radio Inc.

     "AMRC Holdings" means AMRC Holdings, Inc., a Delaware corporation whose
      -------------
name was changed to XM Satellite Radio Holdings Inc.

     "AMSC Common Stock" means the voting common stock, par value $0.01 per
      -----------------
share, of AMSC.

     "Acquired AMSC Stock" means the sum of the First Transfer and the Second
      -------------------
Transfer.

     "Beneficially Own" means the ownership of any shares of AMSC Common Stock
      ----------------
as to which the person, entity, or group is the beneficial owner as determined under Rule 13d-3 under the Exchange Act, provided that in calculating record or beneficial ownership for purposes of this Agreement, the application of such definition shall not result in the same shares of AMSC Common Stock being counted more than once.

     "Business Day" means any day other than a Saturday, Sunday or other day on
      ------------
which the national or state banks located in New York, New York or Washington, DC are authorized to be closed.

     "Class A Stockholder" means Noah A. Samara, whose stock ownership in
      -------------------
WorldSpace is specified in a letter delivered by WorldSpace to AMSC as of the date of this Agreement.

     "Class B Stockholders" means all of the stockholders of WorldSpace as of
      --------------------
the date hereof other than the Class A Stockholder, which Class B Stockholders (together with their stock ownership in WorldSpace) are listed in a letter delivered by WorldSpace to AMSC as of the date of this Agreement, which list may be corrected by WorldSpace at the Closing as reasonably acceptable to AMSC.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "FCC" means the Federal Communications Commission, or any successor agency
      ---
thereto.

     "First Transfer" means 19.9% of the issued and outstanding shares of AMSC
      --------------
Common Stock immediately prior to the Closing.

     "Option Holders" means those persons or entities (and such persons' or
      --------------
entities' respective heirs or successors in interest) holding options, warrants, or other rights exercisable to acquire an interest in WorldSpace, which person or entities (together with the number of such options, warrants, or rights) are listed in a letter delivered by WorldSpace to AMSC as of the date of this Agreement, which list may be corrected by WorldSpace at the Closing as reasonably acceptable to AMSC.

     "SEC" means the Securities and Exchange Commission, or any successor agency
      ---
thereto.

     "Second Transfer" means that number of shares of AMSC Common Stock equal to
      ---------------
8,614,244 minus the number of shares of AMSC Common Stock in the First Transfer.

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "$75 Million Portion" means a portion of the principal amount of the
      -------------------
Bridge, Additional Amounts and Working Capital Loans issued by WorldSpace to AMRC Holdings pursuant to the Bridge, Additional Amounts and Working Capital Credit Facility dated as of May 16, 1997 among AMRC Holdings, AMRC, AMSC and WorldSpace, as amended by Amendment No. 1 to Bridge, Additional Amounts and Working Capital Credit Facility dated as of the date hereof, equal to $75 million.

     "Significant Stockholders" means those WorldSpace Stockholders or Option
      ------------------------
Holders that Beneficially Own more than 1% of the then outstanding shares of AMSC Common Stock. In the event that the WorldSpace Stockholders or Option Holders are direct or indirect beneficiaries of XM Ventures (provided that no WorldSpace Stockholder or Option Holder shall be deemed to be an indirect beneficiary of XM Ventures solely by reason of holding shares of WorldSpace capital stock), then the determination of whether a WorldSpace Stockholder or Option Holder is a Significant Stockholder shall be made by adding to the number of shares of AMSC Common Stock owned of record or beneficially by any WorldSpace Stockholder or Option Holder, that number of shares of AMSC Common Stock equal to the product of the number of shares of AMSC Common Stock then owned by XM Ventures multiplied by a fraction equal to the percentage of assets of XM Ventures that such WorldSpace Stockholder or Option Holder would receive if XM Ventures were to distribute all of its assets to the WorldSpace Stockholders and/or Option Holders as of the date of the determination, assuming that all options, warrants or other rights exercisable to acquire an interest in WorldSpace held by such WorldSpace Stockholder or Option Holder had been exercised by that WorldSpace Stockholder or Option Holder.

     "Transferred XM Stock" means the 25 shares of XM Holdings Common Stock
      --------------------
owned by WorldSpace as of the date hereof.

     "WorldSpace Stockholders" means the Class A Stockholder and the Class B
      -----------------------
Stockholders and such Class A Stockholder's and Class B Stockholders' respective heirs or successors in interest.

     "XM Common Stock" means the common stock, par value $0.10 share, of XM
      ---------------
Satellite Radio, Inc.

     "XM Holdings Common Stock" means the common stock, par value $0.10 share,
      ------------------------
of XM Holdings.

                                   ARTICLE 2
                                    EXCHANGE

     2.1 Transfer of WorldSpace's XM Interest to XM Ventures.
         ---------------------------------------------------

           (a) Prior to the Closing, WorldSpace shall establish XM Ventures as an irrevocable trust in which WorldSpace shall have no reversionary interest. The only beneficiaries of XM Ventures shall be WorldSpace and/or, at the election of WorldSpace, the WorldSpace Stockholders and/or the Option Holders (but only upon exercise by the Option Holders of their options, warrants or rights exercisable to acquire an interest in WorldSpace), as well as such holders' heirs (in the case of a natural person) or successors in interest (in the case of an artificial person) excluding successors in interest resulting from a change in control. WorldSpace shall name the trustee of XM Ventures, provided, however, that any such trustee and any successor trustee must, in AMSC's reasonable judgment, not have an adverse effect on AMSC's ability to apply for or hold FCC licenses. AMSC acknowledges that the persons and entities identified as potential trustees in a letter delivered by WorldSpace to AMSC on the date hereof meet the requirements of the previous sentence. WorldSpace or XM Ventures, as the case may be, shall give AMSC written notice of the identity of the trustee or any successor trustee no later than five (5) Business Days prior to appointment of the trustee or successor trustee.

           (b) Prior to or at the Closing, WorldSpace shall release any related security interest and shall transfer to XM Ventures all of WorldSpace's right, title and interest in and to all assets held by WorldSpace relating to XM Holdings and XM Satellite Radio, Inc., except for the $75 Million Portion (collectively, the "XM Interest"), including without limitation, the following:

                 (i)   The Transferred XM Stock;

                 (ii) That certain Convertible Note dated April 1, 1998 in the principal amount of $54,536,112 convertible into 62.3270 shares of XM Holdings Common Stock, and any interest accrued or capitalized with respect thereto ("XM Convertible Note");

                 (iii) The Bridge, Additional Amounts and Working Capital Loans issued by WorldSpace to AMRC Holdings pursuant to the Bridge, Additional Amounts and Working Capital Credit Facility dated as of May 16, 1997 among AMRC Holdings, AMRC, AMSC and WorldSpace, as amended by Amendment No. 1 to Bridge, Additional Amounts and Working Capital Credit Facility dated as of the date hereof, and any interest accrued or capitalized with respect thereto, other than the $75 Million Portion;

                 (iv) Options to purchase (A) 97.2222 shares of XM Holdings Common Stock pursuant to the Bridge Option, (B) 128.8876 shares of XM Holdings Common Stock pursuant to the Additional Amounts Option, and (C) 3.5111 shares of XM Holdings Common Stock pursuant to the Working Capital Option, each of which is dated as of May 16, 1997 between AMRC Holdings and WorldSpace (each of (A),
(B) and (C) being collectively referred to as "XM Options"); and

                 (v) The 80.9389 shares of XM Common Stock pledged under the Security Agreement, dated as of May 16, 1997 between AMRC Holdings and WorldSpace.

           (c) If the trust beneficiaries of XM Ventures include the WorldSpace Stockholders and/or the Option Holders, then upon receipt of the XM Interest, XM Ventures shall issue to WorldSpace a note (the "WorldSpace Note"). The WorldSpace Note shall provide that WorldSpace shall have no recourse in respect of the WorldSpace Note to the AMSC Common Stock to be issued by AMSC to XM Ventures hereunder, other than the right to receive proceeds from sales of AMSC Common Stock made in conformance with the terms of this Agreement.

           (d) At the Closing, XM Holdings shall redeem the $75 Million Portion through the payment by XM Holdings to WorldSpace of cash in the amount of $75 million.

     2.2 Exchange of AMSC Common Stock for XM Interest.
         ---------------------------------------------

           (a) At the Closing, XM Ventures shall transfer to AMSC the XM
Interest.

           (b) In consideration of its receipt of the XM Interest, AMSC shall, at the Closing, issue the First Transfer to XM Ventures and deliver to XM Ventures certificates for such shares of AMSC Common Stock registered in the name of XM Ventures, and agrees to issue the Second Transfer to XM Ventures subject only to the satisfaction of the condition precedent set forth in Section 2.2(c) below.

           (c) AMSC shall issue to XM Ventures the Second Transfer, and deliver to XM Ventures certificates for such shares of AMSC Common Stock registered in the name of XM Ventures, as expeditiously as possible but no later than five Business Days after obtaining the requisite stockholder approval for such issuance under Nasdaq NMS Rule 4460(i) (excluding the vote of any shares issued under Section 2.2(b) hereof) (the "AMSC Stockholder Approval"). AMSC acknowledges its obligation to deliver at or prior to the Closing the agreement described in Section 2.3(b)(iv) hereof, and covenants that it shall (i) obtain the AMSC Stockholder Approval as soon as practicable, but in no event later than 60 days following the Closing if the SEC does not review AMSC's proxy material, or 120 days following the Closing if the SEC undertakes a review of AMSC's proxy material; (ii) use commercially reasonable efforts, at its own expense, to cause the stockholders executing such agreement to comply with their obligations thereunder, and (iii) cooperate at its own expense with WorldSpace in any action by WorldSpace to enforce the covenants of such stockholders under such agreement. Notwithstanding the foregoing, if the SEC undertakes a review of AMSC's proxy material and AMSC is unable as a result of such review to obtain the AMSC Stockholder Approval prior to the 120th day following the Closing, AMSC shall use commercially reasonable efforts to expedite the completion of the SEC's review, and so long as AMSC is making such efforts, AMSC shall not be deemed to be in breach of this Agreement for an additional 30 days following such 120-day period; provided, however, that if AMSC requires information from WorldSpace to complete the SEC's review, such time periods shall be extended for the number of days that it takes WorldSpace to furnish such information.

         (d) If AMSC obtains the AMSC Stockholder Approval prior to the Closing Date, AMSC shall, at the Closing, issue the Second Transfer to XM Ventures and deliver to XM Ventures certificates for such shares of AMSC Common Stock registered in the name of XM Ventures.

         (e) In the event that, prior to the First Transfer and/or the Second Transfer, the outstanding shares of AMSC Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in AMSC's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares to be thereafter delivered under the First Transfer and/or Second Transfer, as the case may be; provided, however, that no adjustment shall be required pursuant to this Section 2.2(e) for the issuance of:

               (i) shares of AMSC Common Stock pursuant to any warrants, rights, options, or any securities convertible or exchangeable for shares of AMSC Common Stock outstanding as of the date hereof;

               (ii) shares of AMSC Common Stock issued by AMSC under bona fide employee benefit plans adopted by the Board of Directors of AMSC;

               (iii) shares of AMSC Common Stock issued to stockholders of any bona fide third party that merges into AMSC in proportion to their stock holdings of such bona fide third party immediately prior to such merger, upon such merger; or

               (iv) shares of AMSC Common Stock pursuant to any agreement or transaction with a bona fide third party that is determined by the Board of Directors of AMSC, in good faith, to be commercially reasonable and in the best interests of AMSC and its stockholders.

     2.3 Closing.
         -------

         (a) The transfer of the XM Interest described in Section 2.2(a) and the AMSC Common Stock described in Section 2.2(b) shall occur at a closing (the "Closing") to be held beginning at 10:00 A.M. at the offices of Arnold & Porter, located at 555 Twelfth Street, N.W., Washington, D.C. 20004, no later than three
(3) Business Days after the satisfaction or waiver of the conditions set forth in Article 8 hereof or at such other place and time as the parties hereto may agree (the date of the Closing being referred to herein as the "Closing Date").

     (b) On the Closing Date, the following actions shall be taken in the order specified below; provided, however, that all such actions shall be deemed to occur simultaneously, and none of such actions shall be deemed to occur until all of such actions have occurred :

          (i)    WorldSpace shall transfer the XM Interest to XM Ventures;

          (ii)   XM Ventures shall transfer to AMSC the XM Interest;

          (iii) AMSC shall issue the First Transfer to XM Ventures, and deliver to XM Ventures certificates for such shares of AMSC Common Stock registered in the name of XM Ventures;

          (iv) AMSC shall deliver to WorldSpace an agreement in the form provided by AMSC to WorldSpace on the date hereof executed by AMSC stockholders entitled to vote at least 50% of the then outstanding shares of AMSC Common Stock, in which those stockholders agree to vote in favor of any proposal presented for stockholder approval by AMSC management for the issuance of the Second Transfer to XM Ventures;

          (v) XM Holdings shall retire the $75 Million Portion through the payment by XM Holdings to WorldSpace of cash in the amount of $75 million;

          (vi) The Shareholder Agreement dated as of May 16, 1997 by and among AMRC Holdings, WorldSpace and AMSC shall terminate. WorldSpace acknowledges that it shall have no further rights or obligations under the Pledge Cancellation and Investment Agreement dated as of January 15, 1999 by and among XM Holdings, WorldSpace, AMSC, and for certain limited purposes, Baron Asset Fund;

          (vii) AMSC shall deliver to WorldSpace, XM Ventures amd XM Holdings a certificate of AMSC executed by Walter Purnell, Chief Executive Officer of AMSC, certifying that the representations and warranties of AMSC in Article 5 hereof are true and correct in all material respects as of the Closing Date;

          (viii) XM Holdings shall deliver to WorldSpace, XM Ventures and AMSC a certificate of XM Holdings executed by Hugh Panero, Chief Executive Officer of XM Holdings, certifying that the representations and warranties of XM Holdings in Article 6 hereof are true and correct in all material respects as of the Closing Date;

          (ix) WorldSpace shall deliver to AMSC and XM Holdings a certificate of WorldSpace executed by Noah A. Samara, Chief Executive Officer of WorldSpace, certifying that the representations and warranties of WorldSpace in Article 4 hereof are true and correct in all material respects as of the Closing Date;

          (x) AMSC shall deliver to WorldSpace, XM Ventures and XM Holdings an opinion of outside counsel, such outside counsel and the form and substance of such opinion to be reasonably satisfactory to WorldSpace, to the effect that the execution, delivery and performance of this Agreement by AMSC, and the consummation of the transactions contemplated hereby by AMSC, have been authorized by all necessary corporate action on the part of AMSC, and that this Agreement constitutes the legal, valid and binding obligation of AMSC enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles;

             (xi) WorldSpace shall deliver to AMSC and XM Holdings an opinion of outside counsel, such outside counsel and the form and substance of such opinion to be reasonably satisfactory to AMSC, to the effect that the execution, delivery and performance of this Agreement by WorldSpace, and the consummation of the transactions contemplated hereby by WorldSpace, have been authorized by all necessary corporate action on the part of WorldSpace, and that this Agreement constitutes the legal, valid and binding obligation of WorldSpace enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles;

             (xii) XM Holdings shall deliver to WorldSpace, XM Ventures and AMSC an opinion of outside counsel, such outside counsel and the form and substance of such opinion to be reasonably satisfactory to WorldSpace, to the effect that the execution, delivery and performance of this Agreement by XM Holdings, and the consummation of the transactions contemplated hereby by XM Holdings, have been authorized by all necessary corporate action on the part of XM Holdings, and that this Agreement constitutes the legal, valid and binding obligation of XM Holdings enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles.


                                   ARTICLE 3
                           RESTRICTIONS ON AMSC STOCK

     3.1 Distribution of Stock and Liquidity Restrictions.
         ------------------------------------------------

           (a) Except as set forth herein, XM Ventures shall not effect any offer to sell, sale, contract to sell or otherwise dispose of any shares of AMSC Common Stock. Notwithstanding the foregoing, XM Ventures may pledge shares of AMSC Common Stock to a pledgee that is a bank, savings and loan association or credit union organized under the laws of the United States or any state thereof, the deposits of which are insured by a United States federal agency, pursuant to a bona fide pledge of such shares as collateral security for indebtedness or other obligations due to the pledgee, provided that such shares shall remain subject to, and upon foreclosure, realization or other similar action by the pledgee, shall be transferred only in accordance with, the provisions of Section 3.1(b).

            (i) Upon the receipt by XM Ventures of the First Transfer, XM Ventures may sell or otherwise dispose of and/or distribute to the WorldSpace Stockholders and/or Option Holders (if and when such Option Holders become stockholders of WorldSpace) up to 1.7 million shares of AMSC Common Stock received under the First Transfer, and the remaining shares from the First Transfer as well as all of the shares under the Second Transfer shall be held by XM Ventures in accordance with the terms of this Agreement.

            (ii) On or after the last day of each consecutive 3-month period following the Closing Date, XM Ventures may sell or otherwise dispose of and/or distribute to the WorldSpace Stockholders and/or Option Holders (if and when such Option Holders become stockholders of WorldSpace) up to an additional 20% of the Acquired AMSC Stock.

            Any such sales, disposals or distributions by XM Ventures pursuant to this Section 3.1(a) shall be made in compliance with the terms of this Agreement (including without limitation Sections 3.1(b) and 7.7 hereof, and the legend set forth in Section 4.9 hereof) and applicable securities laws.

     (b) XM Ventures and each of the Significant Stockholders, without the prior written consent of AMSC, which consent shall not be unreasonably withheld, shall not (i) knowingly transfer in a directed sale any of the AMSC Common Stock held by them to: (A) WorldSpace or any affiliate of WorldSpace (other than a WorldSpace Stockholder or Option Holder in accordance with the terms of this Agreement); (B) any alien or the representative of any alien; or (C) any corporation, partnership, or other legal entity of which more than one-fourth of the capital stock or other ownership interests is owned of record or voted by aliens, their representatives, or by a foreign government or representative thereof; or (ii) transfer, in any single transaction or in any related series of transactions to any individual, entity, or group of individuals or entities, such number of shares of AMSC Common Stock held by them constituting 5% or more of the then outstanding shares of AMSC Common Stock. The parties hereto acknowledge and agree that nothing in this Agreement is intended to restrict the right of XM Ventures to adjust the amount of shares of AMSC Common Stock distributed to its beneficiaries to give effect to the respective interests of WorldSpace Stockholders and Option Holders in WorldSpace. XM Ventures and each Significant Stockholder further agree to provide notice to any WorldSpace Stockholder or Option Holder to whom XM Ventures or any Significant Stockholder distributes or transfers any shares of AMSC Common Stock of the transfer and voting restrictions imposed by Sections 3.1(b) and 3.2(a) hereof which would apply in the event such WorldSpace Stockholder or Option Holder becomes a Significant Stockholder.

     (c) Except with respect to the rights of AMSC under this Agreement, XM Ventures and WorldSpace acknowledge and agree that AMSC and XM Holdings shall have no control over, and shall not in any way participate in, any distribution by XM Ventures of AMSC Acquired Stock to the WorldSpace Stockholders. The parties hereto further acknowledge and agree that neither AMSC nor XM Holdings shall have any liability to XM Ventures, WorldSpace or to any WorldSpace Stockholders arising out of or in connection with any such distribution.

     3.2 Voting Restrictions.
         -------------------

            (a) From the Closing Date until the first date on which XM Ventures and the Significant Stockholders hold less than 15% of the then outstanding shares of AMSC Common Stock (the "Mirror Voting Period"), XM Ventures and each Significant Stockholder shall, with respect to any vote or consent by the holders of AMSC Common Stock on any matter, be present in person or represented by proxy at any meeting of the AMSC stockholders to consider such matter, and shall vote such shares of AMSC Common Stock held by them, or sign any such consent, in proportion to the votes or consents of all other AMSC stockholders voting on or consenting to such matter.

            (b) Following the expiration of the Mirror Voting Period, XM Ventures and the Significant Stockholders shall vote the AMSC Common Stock held by XM Ventures and the Significant Stockholders, respectively, as each determines in its own discretion.

     3.3 Legends.
         -------

     The certificates for shares of AMSC Common Stock distributed to Significant Stockholders shall, in respect of the restrictions on voting set forth in
Section 3.2(a), bear the following legend:

            THE VOTING OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF AN EXCHANGE AGREEMENT, DATED AS OF JUNE 7, 1999, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO VOTE SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF
            SECTION 3.2(a) OF THE AFORESAID EXCHANGE AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

     Certificates for shares of AMSC Common Stock distributed to Significant Stockholders shall, in respect of the restrictions on transfer set forth in
Section 3.1(b), also bear the following legend:

            THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF AN EXCHANGE AGREEMENT, DATED AS OF JUNE 7, 1999, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSTION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID

          EXCHANGE AGREEMENT, INCLUDING WITHOUT LIMITATION, SECTION 3.1(b) THEREOF, HAVE BEEN COMPLIED WITH IN FULL.

     AMSC shall, upon presentation of a certificate representing shares of AMSC Common Stock with respect to which one or both of the foregoing restrictions have expired or are not applicable, together with such evidence (including, when such an opinion would customarily be required by AMSC of its stockholders, an opinion of counsel obtained at the stockholder's expense and reasonably satisfactory to AMSC) of such lapse or nonapplicability as AMSC would reasonably request of stockholders who are similarly situated, promptly cause to be issued a replacement certificate for such shares of AMSC Common Stock without the applicable restrictive legend.

     3.4 Registration Rights.
         -------------------

           (a) Shelf Registration. AMSC shall use its best efforts to effect at
               ------------------
its expense (excluding expenses relating to services provided by counsel or other advisors retained by persons other than AMSC) the registration for resale of the shares of Acquired AMSC Stock, including without limitation the filing of post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act, as would permit or facilitate the sale or distribution of all the shares of AMSC Common Stock on a delayed or continuous basis in the manner (including manner of sale) reasonably requested in writing by XM Ventures or the holders of such AMSC Common Stock (together, the "Holders"). Such best efforts by AMSC shall include the following:

                   (i) As expeditiously as reasonably possible after the Closing Date and in no event more than 30 days thereafter prepare and file, at AMSC's expense, with the SEC pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that AMSC is ineligible to use such form, such other form as AMSC is eligible to use under the Securities
Act) covering the shares of AMSC Common Stock to be issued pursuant to this Agreement ("Shelf Registration Statement"). Thereafter, AMSC shall use its best efforts to cause such Shelf Registration Statement and other filings to be declared effective as expeditiously as reasonably possible. AMSC shall provide XM Ventures and its counsel a reasonable opportunity to review any such Shelf Registration Statement or amendment or supplement thereto prior to filing, and XM Ventures and its counsel shall use their best efforts to complete such review in a timely fashion.

                   (ii) Prepare and file with the SEC such amendments and supplements to such Shelf Registration Statement and the prospectus used in connection with such Shelf Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement and notify the Holders of the filing and effectiveness of such Shelf Registration Statement and any amendments or supplements.

                   (iii) Furnish such numbers of copies of a current prospectus conforming with the requirements of the Securities Act, copies of the Shelf Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holders may reasonably require in order to facilitate the disposition of shares of AMSC Common Stock owned by such Holders.

                   (iv) Use its best efforts to register and qualify, as expeditiously as reasonably possible, the securities covered by such Shelf Registration Statement under such other securities or "Blue Sky" laws of such jurisdictions in the United States as shall be reasonably requested by the Holders; provided that AMSC shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                   (v) Notify the Holders immediately of the happening of any event as a result of which the prospectus (including any supplements thereto or thereof) included in such Shelf Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

                   (vi) Notify the Holders immediately of the issuance by the SEC or any state securities commission or agency of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose. AMSC shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

                   (vii) Use its best efforts to list, as expeditiously as reasonably possible, the shares of AMSC Common Stock covered by such Shelf Registration Statement with all securities exchange(s) and/or markets on which the AMSC Common Stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any securities exchange or market on which shares of AMSC Common Stock are traded.

                   (viii) Take all steps reasonably necessary to enable the Holders to avail themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Act, provided, however, that nothing shall require AMSC to list AMSC Common Stock on any securities exchange or market on which shares of AMSC Common Stock are not then traded.

     (b)   Blackout Periods.  During any consecutive 365-day period, AMSC may
           ----------------
suspend the effectiveness of the Shelf Registration Statement on two occasions to extend no longer than reasonably necessary and in no event more than 30 consecutive days, separated, in each case, by at least 60 days from any prior blackout period, if there is a possible acquisition or business combination or other transaction, business development or event involving AMSC that may require disclosure in the Shelf Registration Statement and the Board of Directors of AMSC determines in the good faith exercise of its reasonable judgment that such disclosure is not in the best interests of AMSC and its stockholders or obtaining any financial statements relating to an acquisition or business combination required to be included in the Shelf Registration Statement would be impracticable. In such a case, AMSC shall promptly notify the Holders of the suspension of the Shelf Registration Statement's effectiveness, provided that such notice shall not require AMSC to disclose the possible acquisition or business combination or other transaction, business development or event if the Board of Directors of AMSC determines in good faith that such acquisition or business combination or other transaction, business development or event should remain confidential. Upon the abandonment, consummation, or termination of the possible acquisition or business combination or other transaction, business development or event, or the availability of the required financial statements with respect to a possible acquisition or business combination, the suspension of the use of the Shelf Registration Statement pursuant to this Section 3.4(b) shall cease and AMSC shall promptly notify the Holders that disposition of Acquired AMSC Stock may be resumed.

     (c) Piggyback and Demand Registration Rights.  Except as set forth herein,
         ----------------------------------------
at any time following the Closing Date, whenever AMSC proposes to register any of its securities in an underwritten offering under the Securities Act and the registration form to be used may be used for the registration of the Acquired AMSC Stock (a "Piggyback Registration"), whether or not for sale for its own account, AMSC shall give prompt written notice to the Holders of its intention to effect such a registration, and shall include in such registration all Acquired AMSC Stock with respect to which AMSC has received written requests for inclusion therein from any Holders within 15 days after the receipt of AMSC's notice, provided that no such notice shall be required and AMSC shall have no obligation to provide piggyback registration rights to any Holder if AMSC stockholders with priority with respect to piggyback registration rights have exercised such rights and the managing underwriter of such offering advises AMSC in writing that the inclusion of the securities held by the stockholders with priority with respect to piggyback registration rights and requested to be included in the offering, or the inclusion of any securities in addition to such securities held by the stockholders with priority with respect to piggyback registration rights, would adversely affect the marketability of such offering, or, upon expiration or termination of the Registration Rights Agreements (as defined below), the managing underwriter of any such offering advises AMSC in writing that the inclusion of securities by the Holders would, in the good faith judgment of such underwriter, adversely affect the marketability of such offering. AMSC shall in any event have no obligation to provide piggyback registration rights to any Holder if the managing underwriter of the relevant offering advises AMSC that the inclusion in the offering of the Acquired AMSC Stock held by the Holder would adversely affect the marketability of such offering. The Piggyback Registration described in this Section 3.4(c) shall in all events be subject and subordinate to the registration rights provided for
(i) in the Amended and Restated Registration Rights Agreement dated as of March 31, 1998, as amended through the date hereof, by and among AMSC, Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners, L.P., (ii) the Registration Rights Agreement dated as of March 31, 1998 by and between Motorola, Inc and AMSC, as amended through the date hereof, including the rights to priority on inclusion of shares of AMSC Common Stock set forth therein, and (iii) the

Registration Rights Agreement by and among AMSC, Toronto Dominion Investments, Inc., Morgan Guaranty Trust Company of New York and Hughes Communications Satellite Services, Inc., amended and restated as of April 19, 1996, as further amended and restated through the date hereof (collectively, the "Registration Rights Agreements"). Other than the registration rights granted pursuant to the Registration Rights Agreements, AMSC has not granted, and will not grant, to any person any piggyback rights with priority over the rights granted to Holders hereunder. Notwithstanding the foregoing, the Holders shall not be entitled to Piggyback Registration in connection with the first underwritten offering by AMSC following the Closing Date. Commencing upon the later of 24 months following the Closing Date or the exercise or expiration of all demand rights under the Registration Rights Agreements, but in no event later than 36 months after the Closing Date, irrespective of whether all demand rights under the Registration Rights Agreements have been exercised or expired, the Holders shall be entitled to two underwritten demand registrations by AMSC with the SEC on customary terms and procedures, subject to the right of the AMSC Board of Directors to delay such registration for no more than 90 days upon the good faith determination that such registration is not in the best interests of AMSC at that time. AMSC shall not amend any of its existing registration rights agreement nor enter into any new registration rights agreement granting registration rights that are equal to or have priority over any of the rights granted to the Holders under this Article 3.

       (d) Rule 144.  The WorldSpace Stockholders shall otherwise have no
           --------
registration rights with respect to the AMSC Common Stock held by them, but may at any time, subject to the requirements of Section 3.1(b) hereof, offer, sell or transfer the AMSC Common Stock held by them in accordance with the requirements in Rule 144 under the Securities Act. AMSC shall make and keep public information available, as those terms are understood and defined under Rule 144, so as to make such Rule available to the Holders.

       (e) Notice to Holders.  AMSC's obligation to provide notice to any Holder
           -----------------
hereunder shall be satisfied if AMSC provides written notice to XM Ventures and to such Holder addressed to the most recent address provided for such Holder by XM Ventures in writing to AMSC.

       (f) Eligibility.  The registration rights described in this Section 3.4
           -----------
shall not be available to any Holder who is not at the time a WorldSpace Stockholder or an Option Holder.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                 OF WORLDSPACE

     WorldSpace represents and warrants to AMSC and XM Holdings that:

  4.1 Corporate Existence and Power.
      -----------------------------

           (a) WorldSpace is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

           (b) WorldSpace has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Due Authorization; No Contravention.
         -----------------------------------

     The execution, delivery and performance by WorldSpace of this Agreement have been duly authorized by all necessary corporate action, other than the approval of the stockholders of WorldSpace contemplated by Section 4.5, and do not and will not:

           (a) Breach or violate the terms of the charter or bylaws of WorldSpace or the terms of any contract to which WorldSpace is a party or by which it is bound; or

           (b) Violate any law or regulation applicable to WorldSpace.

     4.3 Binding Effect.  This Agreement has been duly authorized, except for
         --------------
the approval of the stockholders of WorldSpace contemplated by Section 4.5, executed and delivered by WorldSpace and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles.

     4.4 Consents.  No consents or approvals of, or filings or registrations
         --------
with, any public body or authority are necessary, other than possible pre-acquisition notification filings required under the Hart-Scott-Rodino Improvements Acts of 1976, as amended ("HSR Act"), with respect to the transactions contemplated hereby, and no consents or approvals of any third parties are necessary in connection with the execution and delivery of this Agreement by WorldSpace or the consummation by WorldSpace of the transactions contemplated hereby.

     4.5 Board and WorldSpace Stockholder Approvals.  This Agreement and the
         ------------------------------------------
consummation of the transactions contemplated hereby have been approved by all necessary action on the part of the Board of Directors of WorldSpace. The Board of Directors of WorldSpace has adopted a resolution declaring the transaction advisable, has recommended that the WorldSpace stockholders approve this Agreement and the transactions contemplated hereby, and has called a meeting of WorldSpace stockholders to approve this Agreement and the transactions contemplated hereby in accordance with Section 7.10.

     4.6 WorldSpace Stockholders.  As of the date hereof, WorldSpace has
         -----------------------
delivered an agreement or agreements to AMSC executed by WorldSpace stockholders entitled to vote at least 50% of the issued and outstanding shares of WorldSpace common stock. In such agreements, the stockholders agree to vote in favor of this Agreement and the transactions contemplated hereby. The percentage of WorldSpace stockholders who have executed such agreements in favor of AMSC shall be sufficient under the charter and bylaws of WorldSpace and applicable law to constitute the approval required by

Section 4.5 above. Such WorldSpace stockholders shall continue to hold, on the date of the vote of WorldSpace stockholders with respect to this Agreement and the transaction contemplated hereby, at least 50% of the shares of WorldSpace common stock eligible to vote thereon.

     4.7 Ownership of XM Interest.  The Transferred XM Stock constitutes all of
         ------------------------
the XM Holdings Common Stock held of record or beneficially by WorldSpace, and WorldSpace has no options to purchase or acquire any XM Holdings Common Stock other than those included in the XM Interest and otherwise has no right, title or interest in XM Holdings, other than the $75 Million Portion. WorldSpace owns of record and beneficially the Transferred XM Stock, with good and marketable title thereto free and clear of all liens, claims or encumbrances. WorldSpace owns all of the other assets constituting the XM Interest free and clear of all liens, claims or encumbrances. Immediately after the Closing, AMSC shall have good and marketable title in and to the XM Interest, free and clear of all liens, claims or encumbrances. WorldSpace shall have no ownership or other economic interest in XM Holdings immediately after the Closing other than those specified in a letter delivered by WorldSpace to AMSC and XM Holdings as of the date hereof.

     4.8 Access, Sophistication.
         ----------------------

           (a) WorldSpace has been provided copies of all reports and registration statements filed by AMSC with the SEC pursuant to U.S. federal securities laws since December 31, 1998 ("AMSC SEC Documents"), and has reviewed such documents and has relied only on (i) statements and information contained therein and (ii) the representations, warranties, terms and conditions of this Agreement. WorldSpace will advise the WorldSpace Stockholders in its proxy statement of the availability for review by each WorldSpace Stockholder of each AMSC SEC Document.

           (b) All documents, books and records requested by WorldSpace pertaining to AMSC have been made available for inspection by WorldSpace and its agents and representatives, and WorldSpace and its agents and representatives have had a reasonable opportunity to ask questions of and receive answers from AMSC or officers or employees acting on behalf of AMSC concerning the terms and conditions of the issuance to XM Ventures of the AMSC Common Stock pursuant to this Agreement (the "AMSC Acquired Stock") and the business and prospects of AMSC. WorldSpace and its agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the transactions contemplated hereby, to evaluate the merits and risks of the issuance by AMSC to XM Ventures of the Acquired AMSC Stock pursuant to Article 2 hereof, and to make an informed decision with respect thereto and such an evaluation and informed decision have been made.

     4.9 Investment Representation.  WorldSpace acknowledges that the shares of
         -------------------------
AMSC Common Stock to be acquired by XM Ventures will not have been registered under the Securities Act or any state or other jurisdiction's securities laws. WorldSpace further acknowledges that the shares of AMSC Common Stock must be held indefinitely by XM Ventures and may not be sold or transferred, except in accordance with the terms of the legend set forth below. WorldSpace will advise each WorldSpace Stockholder in its proxy statement of these restrictions. WorldSpace acknowledges that the certificate or certificates for shares of AMSC Common Stock will bear a legend substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto.

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAWS OR ANY JURISDICTION AND MAY NOT BE TRANSFERRED UNTIL (A) A REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (B) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

     AMSC shall, upon presentation of a certificate representing shares of AMSC Common Stock with respect to which the foregoing restriction is not applicable, together with such evidence of such nonapplicability as AMSC may reasonably request, promptly cause to be issued a replacement certificate for such shares of AMSC Common Stock without the restrictive legend.

     4.10  Tax and Other Consequences.  WorldSpace has not relied in any way
           --------------------------
upon any statement or representation by AMSC, XM Holdings, or their advisors, relating to any tax and other valuation consequences arising from the transactions contemplated by this Agreement. WorldSpace has not represented to any WorldSpace Stockholder that WorldSpace has relied upon any such statement or representation by AMSC, XM Holdings, or their advisors.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF AMSC

     AMSC hereby represents and warrants to WorldSpace and XM Holdings that:

     5.1   Corporate Existence and Power.
           -----------------------------

           (a) AMSC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b) AMSC has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement.

     5.2  Capital Structure.  AMSC's authorized capital stock consists of 75
          -----------------
million shares of AMSC Common Stock, of which 32,332,824 were issued and outstanding and none were held in treasury as of April 21, 1999, and 200,000 shares of AMSC Preferred Stock, none of which were issued and outstanding as of April 21, 1999. All of the outstanding shares of AMSC Common Stock have been, and all of the shares of Acquired AMSC Common Stock will be as of the date of issuance of such shares, duly authorized, and validly issued, fully paid and non-assessable. No shares of capital stock are, and no shares of Acquired Common Stock shall as of the date of issuance of such shares be, entitled to preemptive rights. As of April 21, 1999, 3,812,536 shares of AMSC Common Stock were reserved for issuance upon the exercise of outstanding options and under other employee benefit plans and 7,821,259 shares of AMSC Common Stock were reserved for issuance upon the exercise of outstanding warrants. There are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of AMSC, or contracts, commitments, understandings, or arrangements by which AMSC is or may become bound to issue additional shares of capital stock of AMSC or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares or securities or rights convertible or exchangeable into shares, of capital stock of AMSC, and there shall be no such rights relating to any shares of Acquired AMSC Common Stock as of the date of issuance of such shares.

     5.3  Due Authorization; No Contravention.  The execution, delivery and
          -----------------------------------
performance by AMSC of this Agreement have been duly authorized by all necessary corporate action, other than the approval of the AMSC stockholders contemplated by Section 2.2(c), and do not and will not:

          (a) Breach or violate the terms of the Certificate of Incorporation or bylaws of AMSC or the terms of any contract to which AMSC is a party or by which it is bound; or

          (b) Violate any law or regulation applicable to AMSC, including but not limited to the rules and regulations promulgated from time to time by the FCC.

     5.4  Binding Effect.  This Agreement has been duly authorized, except for
          --------------
the approval of the stockholders of AMSC contemplated by Section 2.2(c) (which approval is not a condition to the Closing), executed and delivered by AMSC and constitutes the legal, valid and binding obligation of AMSC enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles.

     5.5  Consents.  No consents or approvals of, or filings or registrations
          --------
with, any public body or authority are necessary, other than possible pre-acquisition filings required under the HSR Act with respect to the transactions contemplated hereby, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by AMSC or the consummation by AMSC of the transactions contemplated by this Agreement.

     5.6  Tax and Other Consequences.  AMSC has not relied in any way upon any
          --------------------------
statement or representation by any of the other parties hereto, or their advisors, relating to any tax and other valuation consequences arising from the transactions contemplated by this Agreement.

     5.7  Commission Filings.  AMSC has filed with the SEC all forms, reports,
          ------------------
schedules, statements and other documents required to be filed by it since December 31, 1996 (as supplemented and amended since the time of filing, collectively, the "SEC Reports"), each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act as of the time of such filings. None of the SEC Reports as of the time of such filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     5.8  Compliance With Law.  Except as set forth in its SEC Reports, AMSC has
          -------------------
not and is not conducting its business in violation of any law, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any governmental entity, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on AMSC. AMSC has all permits, licenses and franchises from governmental agencies required to conduct its business as it is now being conducted, except for such permits, licenses and franchises, the absence of which, individually or in the aggregate, would not have a material adverse effect on AMSC.

     5.9 AMSC Stockholders. The AMSC stockholders who will be delivering at the
         -----------------
Closing an agreement in the form delivered by AMSC to WorldSpace on the date hereof relating to the AMSC Stockholder Approval own, in the aggregate, at least 50% of the outstanding shares of AMSC Common Stock, which percentage is sufficient to constitute a valid action of the holders of AMSC Common Stock under the certificate of incorporation and bylaws of AMSC and applicable law and under Nasdaq NMS Rule 4460(i). Such stockholders shall continue to hold, on the date of the vote of AMSC stockholders with respect to the AMSC Stockholder Approval, at least a majority of the shares of AMSC Common Stock entitled to vote thereon.


                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF XM HOLDINGS

     XM Holdings hereby represents and warrants to WorldSpace and AMSC that:

     6.1  Corporate Existence and Power.
          -----------------------------

          (a) XM Holdings is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

          (b) XM Holdings has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     6.2  Due Authorization; No Contravention.  The execution, delivery and
          -----------------------------------
performance by XM Holdings of this Agreement have been duly authorized by all necessary corporate action, and do not and will not (i) breach or violate the terms of the articles of incorporation or bylaws of XM Holdings or the terms of any contract to which XM Holdings is a party or by which it is bound; or (ii) violate any law or regulation applicable to XM Holdings.

     6.3  Binding Effect.  This Agreement has been duly authorized, executed and
          --------------
delivered by XM Holdings and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles.

     6.4  Consents.  No consents or approvals of, or filings or registrations
          --------
with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by XM Holdings or the consummation by XM Holdings of the transactions contemplated hereby.


                                   ARTICLE 7
                                   COVENANTS

     7.1  Applications and Notices.  As promptly as practicable after the date
          ------------------------
hereof, the parties hereto shall submit any applications, notices or other filings to any state or federal government agency, department or body, the approval of which is required for consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the parties shall use their best efforts to cooperate in good faith (i) to file no later than June 11, 1999 any pre-acquisition notification filings, if required, under the HSR Act with respect to the transactions contemplated hereby, and (ii) to obtain as soon as practicable early termination of any such filings.

     7.2  Cooperation.
          -----------

            (a) The parties hereto shall each use its commercially reasonable efforts in good faith to take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the transactions contemplated hereby at the earliest possible date, including seeking to obtain any necessary shareholder approval. No party hereto shall take, or cause or to the best of its ability permit to be taken, any action that would impair the prospects of completing the transactions contemplated hereby.

           (b) Noah Samara shall use his commercially reasonable efforts in good faith to provide relevant information in response to such requests that AMSC may reasonably make in connection with AMSC's compliance with applicable SEC and FCC laws, rules and regulations, including without limitation rules and regulations relating to alien ownership.

     7.3 Press Release.  The parties hereto shall agree with each other as to
         -------------
the form and substance of any press release and other public disclosures related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which its counsel deems necessary to comply with applicable law.

     7.4 Non-Competition.  (a)  WorldSpace agrees not to compete directly or
         ---------------
indirectly in the United States with the digital audio radio service business of AMSC (the "DARS Business"), XM Holdings, or any successor to XM Holdings owned or controlled by AMSC for so long as XM Ventures and Noah Samara Beneficially Own, directly or indirectly, in the aggregate more than 10% of the then outstanding shares of AMSC Common Stock and for a period of three years thereafter.

           (b) Noah Samara agrees not to compete directly or indirectly with the DARS Business in the United States of AMSC, XM Holdings, or any successor to XM Holdings owned or controlled by AMSC for a period beginning on the Closing Date and ending on the earlier of (i) the third anniversary of the Closing, or (ii) such time as Noah Samara is no longer an employee, officer, or director of WorldSpace or any affiliate of WorldSpace. For a period of three years following the Closing, Noah Samara (the "receiving party") shall treat confidentially and shall not disclose to any third party, without the prior written consent of XM Holdings, any non-public information proprietary to XM Holdings ("XM Confidential Information"). The confidentiality provisions of the foregoing sentence shall not apply to information proprietary to, or developed by, WorldSpace or WorldSpace International Network Inc. or any affiliate of WorldSpace or WorldSpace International Network Inc. Information will not be considered to be "XM Confidential Information" if it: (i) was known to the receiving party before receipt thereof from XM Holdings; (ii) is disclosed to the receiving party by a third party who has a right to make such disclosure;
(iii) is or becomes part of the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, WorldSpace, WorldSpace International Network, Inc. or any affiliate of any of them without dependence on any XM Confidential Information.

     7.5 Definitive Agreement.  The parties hereto specifically agree and intend
         --------------------
that this Agreement is and shall be construed as a definitive agreement enforceable in accordance with its terms, including the required satisfaction of the conditions precedent in Article 8 hereof, and have entered into this Agreement intending to be bound by those terms. If there is any disagreement as to any documentation referenced in this Agreement to be prepared and executed on or prior to the Closing, then the unresolved terms of such documentation shall not be deemed to be material so as to prevent enforcement of this Agreement, and shall be determined in accordance with the dispute resolution provision set forth in Section 9.5 hereof.

     7.6 XM Ventures.  WorldSpace shall cause XM Ventures to be formed
         -----------
consistent with the terms of this Agreement, and upon its formation, to become a party hereto at or before the Closing and to make the following representations and warranties to AMSC and XM Holdings:

          (a) Existence and Power.
              -------------------

                (i) XM Ventures has been duly formed and is validly existing under the laws of the jurisdiction of its organization.

                (ii) XM Ventures has the power and authority to execute, deliver and perform its obligations under this Agreement.

          (b) Due Authorization; No Contravention.  The execution, delivery and
              -----------------------------------
performance of this Agreement by XM Ventures have been duly authorized by all necessary action, and do not and will not:

                (i) Breach or violate the terms of any provision of the organization documents of XM Ventures or other governing documents of XM Ventures, or any contract to which XM Ventures is a party or by which it is bound; or

                (ii) Violate any requirement of law applicable to XM Ventures.

          (c) Binding Effect. This Agreement has been duly authorized, executed
              --------------
and delivered by XM Ventures and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to equitable principles.

          (d) Ownership of XM Interest.  Upon transfer of the XM Interest from
              ------------------------
WorldSpace, XM Ventures owns all of the assets constituting the XM Interest free and clear of all liens, claims or encumbrances. Following the Closing, AMSC shall have good and marketable title in and to the XM Interest.

          (e) Investment Representation. XM Ventures is acquiring the shares of
              -------------------------
AMSC Common Stock for its own account and not with a view to distribution thereof and has no present intention to sell the shares of AMSC Common Stock in violation of any securities laws, provided, however, that in making the representation set forth herein, XM Ventures does not agree to hold the shares of AMSC Common Stock for any minimum or other specific term and reserves the right to dispose of the shares of AMSC Common Stock in accordance with the terms of this Agreement. XM Ventures agrees that the shares of AMSC Common Stock that it acquires shall bear a legend in the form set forth in Section 4.7 hereof.

          (f) WorldSpace Representations and Warranties. The representations and
              -----------------------------------------
warranties of WorldSpace set forth in Article 4 hereof are accurate and correct in all material respects on and as of the Closing Date.

     7.7  Distributions.  All distributions of AMSC Acquired Stock by XM
          -------------
Ventures, including, without limitation, the determination of the recipients of and the amount of any distribution, shall be in compliance with the terms of this Agreement and all applicable laws and regulations and shall not violate, conflict with, or result in a breach of any provision of any agreement to which XM Ventures or any of its assets may be subject.

     7.8  AMSC Stockholder Agreement. AMSC will execute the agreement referenced
          --------------------------
under Section 2.3(b)(iv) hereof.

     7.9  AMSC Stockholder Meeting; Filings. AMSC will take all actions required
          ---------------------------------
to be taken by it with respect to the AMSC Stockholder Approval under Sections 2.2(c), and with respect to SEC filings under Section 3.4. AMSC will provide WorldSpace a reasonable opportunity (in no event more than three Business Days) to review and comment upon any disclosure in any AMSC proxy statement associated with the AMSC Stockholder Approval to the extent such disclosure relates to WorldSpace, WorldSpace Stockholders, WorldSpace International Network Inc. or WorldSpace International Network Inc. stockholders.

     7.10 WorldSpace Stockholders Meeting.  WorldSpace will use its
          -------------------------------
commercially reasonable efforts to take, in accordance with applicable law and its charter and bylaws, all action necessary to convene a meeting of WorldSpace Stockholders or otherwise seek consent to obtain approval by WorldSpace Stockholders of the transactions contemplated hereby (the "WorldSpace Stockholder Approval") no later than June 23, 1999; provided, however that so long as WorldSpace is making such efforts, WorldSpace shall not be in breach of this provision until July 15, 1999. WorldSpace shall deliver a copy of this Agreement to each of the WorldSpace Stockholders in connection with seeking such stockholders' consent or approval.

     7.11 AmeriSpace.  WorldSpace will use commercially reasonable efforts to
          ----------
implement as expeditiously as reasonably possible following the Closing the terms of the letter relating to AmeriSpace in the form delivered by WorldSpace and WorldSpace International to AMSC on the date hereof, and will not take any actions contrary or inconsistent with the commitments and intent of the parties expressed in such letter.

     7.12 Reporting. AMSC and XM Holdings covenant and agree (i) to treat and
          ---------
report for tax purposes the exchange of the Transferred XM Stock, the XM Convertible Note, and the XM Options for AMSC Common Stock as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code, (ii) to treat and report for tax purposes the redemption by XM Holdings of the $75 Million Portion, as a retirement of a portion of the principal amount of the Bridge, Additional Amounts and Working Capital Loans issued by WorldSpace to AMRC Holdings pursuant to the Bridge, Additional Amounts and Working Capital Credit Facility dated as of May 16, 1997 among AMRC Holdings, AMRC, AMSC and WorldSpace, as amended by Amendment No. 1 to the Bridge, Additional Amounts and Working Capital Credit Facility dated as of the date hereof, and (iii) to treat and report for tax purposes the exchange of the remaining balance of such loans for AMSC Common Stock as a retirement of the outstanding principal balance thereof and accrued and unpaid interest on such loans. Neither AMSC nor XM

Holdings will take any action in connection with any audit or other proceeding with the Internal Revenue Service or any state or local taxing authority that is inconsistent with the foregoing undertakings.


                                   ARTICLE 8
                             CONDITIONS PRECEDENT

     8.1 Conditions Precedent -- AMSC. The obligations of AMSC to consummate the
         ----------------------------
transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by AMSC:

           (a) The representations and warranties of WorldSpace and XM Ventures set forth in Article 4 and Section 7.6 hereof, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

           (b) WorldSpace shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

     8.2 Conditions Precedent -- WorldSpace.  The obligations of WorldSpace to
         ----------------------------------
consummate the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by WorldSpace:

           (a) The representations and warranties of AMSC and of XM Holdings set forth in Articles 5 and 6 hereof, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

           (b) AMSC and XM Holdings shall have in all material respects performed all of the respective obligations and complied with all of the respective covenants required by this Agreement to be performed or complied with by them at or prior to the Closing;

           (c) WorldSpace shall have received the agreement referenced under
Section 2.3(b)(iv) hereof;

           (d) WorldSpace shall have received the WorldSpace Stockholder Approval as described under Section 7.10 hereof;

           (e) WorldSpace shall have received a payment in cash from XM Holdings of $75 million in connection with the retirement of the $75 Million Portion; and

           (f) The four operational agreements between XM Satellite Radio, Inc. on the one hand, and each of DIRECTV, Inc., Clear Channel Communications, Inc.,

Telecom Ventures and WorldSpace, respectively, executed as of the date of this Agreement shall be in full force and effect.

     8.3 Conditions Precedent -- AMSC and WorldSpace.  The respective
         -------------------------------------------
obligations of the parties hereto to consummate the transactions contemplated hereby shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing:

            (a) Regulatory Approvals. The parties hereto shall have received all
                --------------------
regulatory approvals required in connection with the transactions contemplated by this Agreement and all notice periods and waiting periods required after the granting of any such approvals shall have passed.

            (b) No Prohibition. None of the parties hereto shall be subject to
                --------------
    any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by this Agreement.

            (c) XM Holdings Investment. The Investment Agreement and
                ----------------------
Distribution Agreement by and among General Motors Corporation, Clear Channel Communication Inc. and DIRECTV, Inc. executed as of the date hereof shall be in full force and effect, and the closing of the financings under such agreements shall have taken place prior to or simultaneously with the Closing hereunder.


                                   ARTICLE 9
                                 MISCELLANEOUS

     9.1 Survival.  The representations and warranties of the parties set forth
         --------
in Articles 4, 5 and 6, and the covenants set forth in this Agreement shall survive the Closing.

     9.2 Obligations to Obtain Stockholder Approval.
         ------------------------------------------

            (a) AMSC's obligation to deliver to XM Ventures the Second Transfer shall not be subject to any condition other than the AMSC Stockholder Approval, which is the sole condition to such obligation. Upon receipt of the AMSC Stockholder Approval, the obligation of AMSC to deliver to XM Ventures the Second Transfer on a timely basis shall be absolute and unconditional, and shall not be subject to any counterclaims, right of setoff, deduction, diminution, recoupment or defense of any kind. Any failure by AMSC to obtain the AMSC Stockholder Approval shall have no effect on the survival of the representations and warranties of AMSC under Article 5 hereof or the covenants of AMSC under Articles 2 and 7, and Section 9.2(a) hereof, nor shall it render any representation or warranty void or voidable or otherwise excuse the performance by AMSC of the covenants set forth in Articles 2 or 7, and Section 9.2(a) hereof. In the event AMSC breaches any of its representations, warranties or covenants relating to the AMSC Stockholder Approval, WorldSpace shall have a cause of action against AMSC for damages caused by such breach, and AMSC shall indemnify WorldSpace against all reasonable costs and expenses (including legal fees) incurred by WorldSpace in prosecuting such action.

           (b) Any failure by WorldSpace to obtain the WorldSpace Stockholder Approval shall have no effect on the survival of the representations and warranties of WorldSpace under Article 4 hereof or the covenants of WorldSpace under Article 7 hereof, nor shall it render any representation or warranty void or voidable or otherwise excuse the performance by WorldSpace of the covenants set forth in Articles 7 hereof. In the event WorldSpace breaches any of its representations, warranties or covenants relating to the WorldSpace Stockholder Approval, AMSC shall have a cause of action against WorldSpace for damages caused by such breach, and WorldSpace shall indemnify AMSC against all reasonable costs and expenses (including legal fees) incurred by AMSC in prosecuting such action.

     9.3 Counterparts.  This Agreement may be executed in any number of separate
         ------------
counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     9.4 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
         -------------
ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

     9.5 Arbitration.
         -----------

           (a) The parties irrevocably consent to the exclusive jurisdiction of arbitration in Washington, D.C. in accordance with the Expedited Arbitration Rules of JAMS/Endispute for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement (collectively, the "Proceedings"). The parties hereby agree that service of summons, complaint, or other process in connection with any Proceedings may be made as set forth in the Exchange Agreement with respect to service of notices, and that service so made shall be effective as if personally made in the State of Delaware.

           (b) The arbitrators may issue any order for interim relief as may be necessary to safeguard the property that is the subject of the Proceedings, including without limitation, ordering the parties to take such action as the arbitrator deems appropriate. In the event that the parties apply to an arbitrator for interim relief, and such relief is not awarded, the parties shall be at liberty to apply for relief to any competent judicial authority for interim or conservatory measures, and they shall not by doing so be held to infringe the agreement to arbitrate or to affect the relevant powers reserved to the arbitrators. The arbitrators also have the power to award final relief of an injunctive or declaratory nature, including the power to determine unresolved terms in the closing documentation and to order the parties to perform in accordance with such terms.

           (c) Each of the parties hereto acknowledges that (i) it has freely agreed that all Proceedings will be heard in accordance with this Section 9.5,
(ii) the agreement
to choose arbitration in Washington, D.C. in accordance with the Expedited Arbitration Rules of JAMS/Endispute to hear all Proceedings is reasonable and will not place such party at a disadvantage or otherwise deny it its day in court, (iii) it is a knowledgeable, informed, sophisticated person or business entity capable of understanding and evaluating the provisions set forth in this Agreement, including this Section 9.5, and (iv) has been represented by such counsel and other advisors of its choosing as it has deemed appropriate in connection with its decision to enter into this Agreement, including this
Section 9.5.

     9.6 Entire Agreement.  This Agreement embodies the entire agreement and
         ----------------
understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings of such parties, verbal or written, relating to the subject matter hereof and thereof and no representations or warranties are made by any party hereto relating to the subject matter hereof except as set forth in this Agreement.

     9.7 Interpretation.  The headings of the Articles and Sections herein are
         --------------
inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.8 Assignment.  No party hereto shall assign or transfer its interests
         ----------
hereunder without the prior written consent of the other parties hereto.

     9.9 Confidentiality.  The parties hereto agree to maintain the
         ---------------
confidentiality hereof until such time as they may otherwise agree or as required by law.

                      [SIGNATURES BEGIN ON THE NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized directors, officers or representatives as of the day and year first above written.


                              AMERICAN MOBILE SATELLITE
                               CORPORATION

                              By:    /s/ Gary Parsons
                                 ---------------------
                              Name:   Gary Parsons
                                   -------------------
                              Title:  Chairman
                                    ------------------

                              WORLDSPACE, INC.

                              By:
                                 ---------------------
                              Name:
                                   -------------------
                              Title:
                                    ------------------

                              XM SATELLITE RADIO HOLDINGS
                               INC.

                              By:    /s/ Hugh Panero
                                     -----------------
                              Name:  Hugh Panero
                                     -----------------
                              Title: President and CEO
                                     -----------------

Noah A. Samara agrees to be a signatory to this Agreement solely with respect to Sections 3.1(b), 3.2(a), 7.2(b), 7.4(b), 7.5, and Article 9 (other than Section 9.2).

                                     NOAH A. SAMARA

                                     --------------

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized directors, officers or representatives as of the day and year first above written.


                                AMERICAN MOBILE SATELLITE
                                 CORPORATION

                                By:
                                   ---------------------
                                Name:
                                     -------------------
                                Title:
                                      ------------------

                                WORLDSPACE, INC.

                                By: /s/Noah Samara
                                   ---------------------
                                Name:  NOAH SAMARA
                                     -------------------
                                Title: Chairman & CEO
                                       -----------------

                                XM SATELLITE RADIO HOLDINGS
                                 INC.

                                By:
                                       -----------------
                                Name:
                                       -----------------
                                Title:
                                       -----------------

Noah A. Samara agrees to be a signatory to this Agreement solely with respect to Sections 3.1(b), 3.2(a), 7.2(b), 7.4(b), 7.5, and Article 9 (other than Section 9.2).

                                     NOAH A. SAMARA


                                      /s/ Noah A. Samara
                                     -------------------

Accepted and Agreed as of
July 7, 1999
    --

XM VENTURES

By:  /s/ Noah A. Samara
     ------------------
Noah A. Samara as trustee of XM Ventures,
under that trust agreement dated July 7, 1999
made by WorldSpace, Inc. as grantor